Exhibit 99.09

Pazoo Launches Newly Redesigned Website For Tablets, Mobile Devices As Well As Desk Top Computers Increasing Online Presence

Cedar Knolls, NJ, January 22, 2014 Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to announce that its newly redesigned website went live Saturday, January 18th. This is a step forward for Pazoo.com as the website is now accessible and fully functional on all types of devices – desktop, tablets and mobile devices. Advertisers on www.pazoo.com now gain marketing exposure to all visitors of Pazoo.

BE INSPIRED, LIVE POWERFUL!!! By visiting www.pazoo.com you will Be Inspired by the uplifting stories and healthy lifestyle information to Live a Powerful life. Everyone has their own take and goals on how to live their life.  It is through the diverse up to the minute ever expanding content that will fit into your individual everyday lifestyle that will also lead to you improving your overall wellbeing.

Pazoo, through its newly redesigned website, has greatly increased its online capabilities and reinforced it as a leader in the online health & wellness community. The redesigned website will provide up to the minute health and wellness information from Pazoo’s impressive panel of Experts, as well as from its newly created division of content providers, bloggers, and social media personnel. As the content and subject matter increases, sub categories will emerge under the new menu items positioned at the top of each webpage.

Pazoo’s online capabilities, presence, feel, and interactivity have once again been increased for an optimal online experience.  Furthermore, the new pazoo.com contains constantly updated information that is relevant to your everyday life. The new website encompasses a total health and wellness feel for both people and their pets, making Pazoo.com the Premier Health and Wellness Social Community for people and their pets.

Pazoo Inc.’s goal is to empower individuals with the necessary information, services, products, and above all knowledge, that will help improve their overall health and wellness for both themselves and their pets. With the launch of the updated website, it is expected that web traffic will continue to increase, leading to increased advertising revenue and enhanced brand awareness.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Ben Hoehn

Phone: 1-855-PAZOO-US

Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: January 22, 2014